Exhibit 99.1

LARRY H. MILLER DEALERSHIPS

Combined Financial Statements

December 31, 2020 and 2019

(With Independent Auditors’ Report Thereon)

LARRY H. MILLER DEALERSHIPS

Table of Contents

Page(s)

Independent Auditors’ Report	1

Combined Balance Sheets	2

Combined Statements of Income	3

Combined Statements of Equity	4

Combined Statements of Cash Flows	5

Notes to Combined Financial Statements	6–24

KPMG LLP Suite 1500 15 W. South Temple Salt Lake City, UT 84101

Independent Auditors’ Report

To the Board of Directors

Larry H. Miller Dealerships:

We have audited the accompanying combined financial statements of Larry H. Miller Dealerships (collectively referred to as the Company), which comprise the combined balance sheets as of December 31, 2020 and

2019, and the related combined statements of income, equity, and cash flows for the years then ended, and the related notes to the combined financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Larry H. Miller Dealerships as of December 31, 2020 and 2019, and the results of their operations and their cash flows for the years then ended in accordance with U.S. generally accepted accounting principles.

Salt Lake City, Utah

April 23, 2021

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.

LARRY H. MILLER DEALERSHIPS

Combined Balance Sheets

December 31, 2020 and 2019

(In thousands)

	2020	2019
Assets
Current assets:
Cash and cash equivalents	$46,150	17,733
Accounts receivable, net	206,620	214,914
Inventories	677,578	841,660
Other current assets	6,716	7,781

Total current assets	937,064	1,082,088
Property and equipment, net	33,510	36,980
Goodwill	86,350	70,350
Franchise value	174,694	158,194
Other long term assets, net	—	6,051

Total assets	$1,231,618	1,353,663

Liabilities and Equity
Current liabilities:
Floorplan notes payable – trade	$45,843	52,178
Floorplan notes payable – nontrade	381,358	440,930
Trade payables	66,231	54,784
Accrued liabilities	81,838	76,319
Incentive bonus plan	19,427	16,976
Due to related parties	163,217	276,534
Notes payable to related parties, current portion	8,709	17,275
Note payable to owners	—	768

Total current liabilities	766,623	935,764
Other liabilities	28,829	26,400
Notes payable to related parties	5,249	8,666

Total liabilities	800,701	970,830

Equity:
Common stock	2,517	2,517
Additional paid-in capital	430,294	382,210
Treasury stock	(1,894)	(1,894)

Total equity	430,917	382,833

Total liabilities and equity	$1,231,618	1,353,663

See accompanying notes to combined financial statements.

2

LARRY H. MILLER DEALERSHIPS

Combined Statements of Income

Years ended December 31, 2020 and 2019

(In thousands)

	2020	2019
Revenues:
New vehicle	$2,481,520	2,390,776
Used vehicle retail	1,118,568	1,112,816
Used vehicle wholesale	385,311	466,083
Service, body and parts	622,238	620,302
Fleet	119,212	144,243
Finance and insurance, net	206,809	196,867
Other	884	823

Total revenues	4,934,542	4,931,910

Cost of sales:
New vehicle	2,297,070	2,242,588
Used vehicle retail	950,161	953,573
Used vehicle wholesale	374,830	460,678
Service, body and parts	353,267	350,643
Fleet	114,420	138,986

Total cost of sales	4,089,748	4,146,468

Gross profit	844,794	785,442
Selling, general and administrative	662,432	662,686
Depreciation and amortization	9,128	9,166
Impairment loss	7,400	26,000

Operating income	165,834	87,590
Floorplan interest expense	(12,110)	(28,597)
Other income, net	343	1,011

Net income	$154,067	60,004

See accompanying notes to combined financial statements.

3

LARRY H. MILLER DEALERSHIPS

Combined Statements of Equity

Years ended December 31, 2020 and 2019

(In thousands)

	Common stock	Additional paid-in capital	Treasury stock	Retained earnings and owners’ earnings	Total equity
Balance at December 31, 2018	$2,517	368,308	(1,894)	—	368,931
Net income	—	—	—	60,004	60,004
Capital contributions	—	56,327	—	1,048	57,375
Dividends	—	(42,425)	—	(61,052)	(103,477)

Balance at December 31, 2019	2,517	382,210	(1,894)	—	382,833
Net income	—	—	—	154,067	154,067
Capital contributions	—	60,429	—	1,230	61,659
Dividends	—	(12,345)	—	(155,297)	(167,642)

Balance at December 31, 2020	$2,517	430,294	(1,894)	—	430,917

See accompanying notes to combined financial statements.

4

LARRY H. MILLER DEALERSHIPS

Combined Statements of Cash Flows

Years ended December 31, 2020 and 2019

(In thousands)

	2020	2019
Cash flows from operating activities:
Net income	$154,067	60,004
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,128	9,166
Impairment loss	7,400	26,000
Net loss on asset sales and dispositions and sale of dealerships	5,575	12,534
(Increase) decrease in assets, net of acquisitions and dispositions:
Accounts receivable, net	8,294	(11,962)
Inventories	182,169	34,965
Other current assets	1,058	2,361
Increase (decrease) in liabilities, net of acquisitions and dispositions:
Floorplan notes payable – trade	(6,335)	(21,140)
Trade payables	11,385	(2,543)
Accrued and other liabilities	7,263	7,931
Incentive bonus plan	2,451	(395)

Net cash provided by operating activities	382,455	116,921

Cash flows from investing activities:
Capital expenditures	(4,328)	(7,199)
Proceeds from asset sales and dispositions	674	618
Proceeds from sale of dealership	1,151	—
Cash paid for purchase of dealerships	(46,974)	(40,246)

Net cash used in investing activities	(49,477)	(46,827)

Cash flows from financing activities:
Net repayment on floorplan notes payable – nontrade, net of acquisitions and dispositions	(72,510)	(96,403)
Net change in due to related parties	(113,317)	95,181
Principal payments on notes payable to related parties	(13,087)	(16,664)
Principal payments on note payable to owners	(768)	—
Proceeds from issuance of notes payable to related parties	1,104	2,392
Capital contributions	61,659	57,375
Dividends paid	(167,642)	(103,477)

Net cash used in financing activities	(304,561)	(61,596)

Change in cash and cash equivalents	28,417	8,498
Cash and cash equivalents at beginning of year	17,733	9,235

Cash and cash equivalents at end of year	$46,150	17,733

Supplemental disclosure of cash flow information:
Cash paid for interest	$13,754	28,878

See accompanying notes to combined financial statements.

5

LARRY H. MILLER DEALERSHIPS

Notes to Combined Financial Statements

December 31, 2020 and 2019

(1)	Organization and Summary of Significant Accounting Policies

(a)	Business Overview

The Larry H. Miller Dealerships (collectively, the Company) is engaged in the retail automotive industry with dealership operations in Utah, Arizona, New Mexico, Colorado, Idaho, California and Washington. The Company operates 55 new car dealerships under franchise agreements with a number of automotive manufacturers. In accordance with individual franchise agreements, each dealership is subject to certain rights and restrictions typical of the industry. The manufacturers have a significant influence on the operations of the Company.

The Company’s dealerships sell new and used vehicles, vehicle maintenance and repair services, vehicle parts, extended service contracts, vehicle protection products and aftermarket products. The Company also operates seven used car dealerships, 11 collision centers, and a used vehicle wholesale business. The Company also provides management services to other new vehicle franchised dealers. The management fees earned from these services are included as other revenues in the combined statements of income.

(b)	Basis of Presentation

The accompanying combined financial statements reflect the results of operations, the financial position and the cash flows for all dealership related entities owned by the Larry H. Miller Family (the Miller Family or Owners). All intercompany balances and transactions have been eliminated in combination. These combined financial statements are prepared in accordance with U.S. generally accepted accounting principles (GAAP).

(c)	Cash and Cash Equivalents

Cash is defined as cash on hand and cash in bank accounts without restrictions. With the exception of contracts in transit, which are classified as a component of accounts receivable, the Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

(d)	Accounts Receivable

Accounts receivable includes contracts in transit, vehicle receivables, amounts due from companies and customers for vehicles, service and parts sold and amounts due from manufacturers for factory rebates, dealer incentives, warranty reimbursement and other credits for vehicles sold.

Accounts receivable are recorded at the invoiced amount and do not bear interest until such time as they are 60 days past due. An allowance for doubtful accounts is estimated based on historical write-off experience and is reviewed on a monthly basis. Account balances are charged off against the allowance after all appropriate means of collection have been exhausted and the potential for recovery is considered remote.

6	(Continued)

LARRY H. MILLER DEALERSHIPS

Notes to Combined Financial Statements

December 31, 2020 and 2019

(e)	Inventories

Most of the vehicle inventories are valued at the lower of cost or net realizable value using a specific identification method. Thirty-one of the Company’s dealerships account for their new vehicle and demonstrator vehicle inventory at cost, as determined by the last-in, first-out (LIFO) method. The cost of new and used vehicle inventories includes acquisition, reconditioning, dealer installed accessories and transportation expense.

Most manufacturers provide financial assistance and reimbursement for holdback, floorplan interest and advertising credits, which are reflected as a reduction in the carrying value of each vehicle purchased by the Company. The Company recognizes holdback, floorplan interest, advertising and other rebates and incentives received from the manufacturers as a reduction to cost of sales as the related vehicles are sold.

As the net realizable value of vehicle inventory typically declines over time, especially with respect to used vehicles, the Company establishes a new cost basis for used vehicles based on its historical loss experience and management’s considerations of current market trends. The related write downs are charged to cost of sales and reduce the carrying value of vehicle inventory on hand. Used vehicles are complex to value as there is no standardized source for determining the exact values of each vehicle and each market in which the Company operates is unique. As a result, the value of each used vehicle taken at trade-in, or purchased at auction, is determined based on industry data, primarily accessed via the Company’s used vehicle management software and the industry expertise of the responsible used vehicle manager. Valuation risk is partially mitigated by the speed at which the Company turns this inventory.

Parts inventories are valued by the Company at lower of cost or net realizable value, which approximates cost on a first-in, first-out (FIFO) basis. Parts purchase discounts received from the manufacturer are reflected as a reduction in the carrying value of the parts purchased from the manufacturer and are recognized as a reduction to cost of sales as the related inventory is sold.

(f)	Property and Equipment

Property and equipment are recorded at cost. Leasehold improvements made at the inception of the lease or during the term of the lease are amortized on a straight-line basis over the shorter of the useful life of the improvement or the remaining term of the lease. Expenditures for major additions and improvements are capitalized, while minor additions, maintenance and repairs are charged to expense as incurred. Depreciation expense is computed using the straight-line method.

The range of estimated useful lives is as follows:

Leasehold improvements	5 to 10 years
Service and parts equipment	5 to 15 years
Furniture, signs and fixtures	3 to 10 years
Company vehicles	4 to 10 years

7	(Continued)

LARRY H. MILLER DEALERSHIPS

Notes to Combined Financial Statements

December 31, 2020 and 2019

When an asset is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts, and any gain or loss is credited or charged to income from operations. Long-lived assets held and used by the Company are reviewed for impairment whenever events or circumstances indicate that the carrying amount of assets may not be recoverable. The Company considers several factors when evaluating whether there are indications of potential impairment related to long-lived assets, including store profitability, macroeconomic factors and the impact of the Company’s strategic management decisions. If recoverability testing is performed, the Company evaluates assets to be held and used by comparing the carrying amount of an asset to future net undiscounted cash flows associated with the asset, including its disposition. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets.

(g)	Goodwill

Goodwill represents the excess purchase price over the fair value of net assets acquired which is not allocable to separately identifiable intangible assets. Other identifiable intangible assets, such as franchise value, are separately recognized if the intangible asset is obtained through contractual or other legal right or if the intangible asset can be sold, transferred, licensed or exchanged.

Goodwill is not amortized but is tested for impairment at least annually, or more frequently if events or circumstances indicate its carrying value may exceed fair value. Goodwill is tested for impairment at the reporting unit level. The Company’s reporting units are individual stores as this is the level at which discrete financial information is available and for which operating results are regularly reviewed by our chief operating decision maker to allocate resources and assess performance. The Company reviews goodwill during the fourth calendar quarter of each year. Goodwill is initially evaluated based on qualitative factors such as macroeconomic conditions, industry conditions, overall financial performance and other relevant factors to determine if it is more likely than not that the fair value of a reporting unit exceeds its carrying amount. If it is deemed that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, then a quantitative analysis to measure the impairment is required.

The quantitative analysis involves estimating the fair value of a reporting unit using widely accepted valuation methodologies including the income and market approaches, which requires the use of estimates and assumptions. If the fair value of the reporting unit is less than its carrying amount, an impairment loss is recognized in an amount equal to the excess of the carrying amount over the fair value of the reporting unit, not to exceed the carrying amount of the goodwill. The annual goodwill impairment analysis resulted in no impairment in 2020 and $19.1 million in 2019.

(h)	Franchise Value

The Company enters into agreements (Franchise Agreements) with automobile manufacturers. Franchise value represents a right received under Franchise Agreements with manufacturers and is identified on an individual store basis.

The Company evaluated the useful lives of Franchise Agreements based on the following factors:

•	certain of the Company’s Franchise Agreements continue indefinitely by their terms;

•	certain of the Company’s Franchise Agreements have limited terms, but are routinely renewed without substantial cost;

8	(Continued)

LARRY H. MILLER DEALERSHIPS

Notes to Combined Financial Statements

December 31, 2020 and 2019

•

other than franchise terminations related to the unprecedented reorganizations of Chrysler and General Motors, and allowed by bankruptcy law, the Company is not aware of manufacturers terminating Franchise Agreements against the wishes of the franchise owners under the ordinary course of business. A manufacturer may pressure a franchise owner to sell a franchise when they are in breach of the franchise agreement over an extended period of time;

•	state dealership franchise laws typically limit the rights of the manufacturer to terminate or not renew a franchise;

•	the Company is not aware of any legislation or other factors that would materially change the retail automotive franchise system; and

•

as evidenced by the Company’s acquisition and disposition history, there is an active market for most automotive dealership franchises within the United States. The Company attributes value to the Franchise Agreements acquired with the dealerships they purchase based on the understanding and industry practice that the Franchise Agreements will be renewed indefinitely by the manufacturer.

Accordingly, the Company has determined that their Franchise Agreements will continue to contribute to their cash flows indefinitely and, therefore, have indefinite lives.

As an indefinite lived intangible asset, franchise value is tested for impairment at least annually, or more frequently if events or circumstances indicate the carrying value may exceed fair value. Indefinite lived intangibles are initially evaluated based on qualitative factors such as macroeconomic conditions, industry conditions, overall financial performance and other relevant factors to determine if it is more likely than not that an indefinite lived asset is impaired. If it is deemed that it is more likely than not that the fair value of the indefinite lived intangible asset is less than its carrying value, an impairment test is required. The impairment test for indefinite lived intangible assets requires the comparison of estimated fair value to carrying value, and an impairment charge is recorded to the extent the fair value is less than the carrying value. The Company has determined the appropriate unit of accounting for testing franchise value for impairment is on an individual store basis.

The Company performs impairment tests in the fourth calendar quarter of each year first by analyzing qualitative factors and then, if necessary, using a market or income based approach to estimate the fair value of franchises. Our impairment testing of franchise value resulted in $7.4 million in 2020 and $6.9 million in 2019.

(i)	Other Long-Term Assets

Other long-term assets consisted principally of museum grade automobiles and are stated at the lower of cost or net realizable value and amortized over the life of the automobiles.

(j)	Advertising

The Company expenses production and other costs of advertising as incurred as a component of selling, general and administrative expense. Additionally, advertising credits that are not tied to specific vehicles, that are earned from the manufacturer when submitted for reimbursement of qualifying advertising expenditures are recognized as a reduction of advertising expense upon manufacturer confirmation that the submitted expenditures qualify for such credits.

9	(Continued)

LARRY H. MILLER DEALERSHIPS

Notes to Combined Financial Statements

December 31, 2020 and 2019

Advertising expense, net of manufacturer cooperative advertising credits, was $39.1 million and $50.6 million during the years ended December 31, 2020 and 2019, respectively.

(k)	Income and Other Taxes

All of the entities included in these combined financial statements are S Corporations (Subchapter S corporation), QSUBs (Qualified Subchapter S Subsidiary), or partnerships under provisions of the Internal Revenue Code and state law. The taxable income or loss of these entities flows through to the income tax returns of the owners. Accordingly, no provision for federal or state income taxes is made for these entities.

The Company evaluates the tax positions taken or expected to be taken in the course of preparing the Company’s tax returns to determine whether the tax positions are more likely than not of being sustained by the applicable tax authority. The Company has determined that there is no tax liability resulting from unrecognized tax benefits related to uncertain income tax positions taken or expected to be taken on the tax return for the years ended December 31, 2020 and 2019. Tax years subject to examination include 2013 and 2014 for one taxpayer currently under examination and 2017 forward for all tax returns.

(l)	Concentrations of Risk and Uncertainties

The Company enters into Franchise Agreements with the manufacturers. The Franchise Agreements generally limit the location of the dealership and provide the auto manufacturer approval rights over changes in dealership management and ownership. The auto manufacturers are also entitled to terminate the Franchise Agreements if the dealership is in material breach of the terms. The Company’s ability to expand operations depends, in part, on obtaining consents of the manufacturers for the acquisition of additional dealerships.

The Company is subject to a concentration of risk in the event of financial distress, including potential reorganization or bankruptcy, of a major vehicle manufacturer. The Company purchases substantially all new vehicles from various manufacturers or distributors at the prevailing prices available to all franchised dealers. The Company’s sales volume could be materially adversely impacted by the manufacturers’ or distributors’ inability to supply the stores with an adequate supply of vehicles. The largest vehicle manufacturers represented by the Company are FCA US LLC (Chrysler) and Toyota Motor Sales, USA (Toyota). The Company’s Chrysler and Toyota stores represented 34.8% and 28.2% and 32.3% and 31.2% of new vehicle unit sales for 2020 and 2019, respectively. The Company’s Chrysler, General Motors (GM) and Ford (collectively, the Domestic Manufacturers) stores represented 47.7% and 44.0% of new vehicle unit sales for 2020 and 2019, respectively.

The Company receives incentives and rebates from manufacturers, including cash allowances, financing programs, discounts, holdbacks and other incentives. These incentives are recorded as receivables on the combined balance sheets until payment is received. The Company’s financial condition could be materially adversely impacted by the manufacturers’ or distributors’ inability to continue to offer these incentives and rebates at substantially similar terms, or to pay outstanding receivables. Total receivables from manufacturers were $24.4 million and $25.1 million as of December 31, 2020 and 2019, respectively.

10	(Continued)

LARRY H. MILLER DEALERSHIPS

Notes to Combined Financial Statements

December 31, 2020 and 2019

(m)	Financial Instruments, Fair Value and Market Risks

The carrying amounts of floorplan notes payable – trade and nontrade, due to related parties and note payable to owners approximate fair value because of the short-term nature and current market rates of these instruments. The carrying amount of notes payable to related parties approximate fair value as the terms are comparable to current terms for similar instruments.

Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

The Company had variable rate floorplan notes payable that subject the Company to market risk exposure. At December 31, 2020 and 2019, the Company had $427.2 million and $493.1 million, respectively, outstanding under such facilities, at interest rates ranging from 1.40% to 2.89% per annum. An increase or decrease in the interest rates would affect interest expense for the period accordingly. We estimate the fair value of the assets acquired and liabilities assumed in a business combination using various assumptions. The most significant assumptions used relate to determining the fair value of franchise rights.

We estimate the fair value of our franchise rights primarily using the Multi-Period Excess Earnings (MPEE) model. The forecasted cash flows used in the MPEE model contain inherent uncertainties, including significant estimates and assumptions related to growth rates, margins, general operating expenses, and cost of capital. We use primarily internally-developed forecasts and business plans to estimate the future cash flows that each franchise will generate. We have determined that only certain cash flows of the store are directly attributable to the franchise rights. We estimate the appropriate interest rate to discount future cash flows to their present value equivalent taking into consideration factors such as a risk-free rate, a peer group average beta, an equity risk premium and a small stock risk premium. Additionally, we also may use a market approach to determine the fair value of our franchise rights. These market data points include our acquisition and divestiture experience and third-party broker estimates.

(n)	Use of Estimates

The preparation of combined financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and related notes to combined financial statements. Changes in such estimates may affect amounts reported in future periods.

Estimates are used in the calculation of certain reserves maintained for charge-backs on estimated cancellations of service contracts; guaranteed asset protection (GAP) contracts; and finance fees from customer financing contracts. The Company also uses estimates in the calculation of various expenses, accruals and reserves, including anticipated workers’ compensation premium expenses related to a retrospective cost policy, anticipated losses related to self-insurance components of their property and casualty insurance and discretionary employee bonuses. The Company also makes certain estimates regarding the assessment of the recoverability of goodwill, long-lived assets and indefinite lived intangible assets.

11	(Continued)

LARRY H. MILLER DEALERSHIPS

Notes to Combined Financial Statements

December 31, 2020 and 2019

(o)	Revenue Recognition

Revenue is recorded when vehicles are delivered to customers, when service work is performed and when parts are delivered. Conditions for completing a sale include having an agreement with the customer, which includes pricing, and a sales price that is probable of being collected.

Revenue from the sale of a vehicle is recognized at a point in time, as all performance obligations are satisfied when a contract is signed by the customer, financing has been arranged or collectability is probable and the control of the vehicle is transferred to the customer. The transaction price for a vehicle sale is determined with the customer at the time of the sale. Customers often trade in their own vehicle to apply toward the purchase of a retail new or used vehicle. The trade-in vehicle is a type of noncash consideration measured at fair value, based on external and internal market data for the specified vehicle, and applied as payment to the contract price for the purchased vehicle. The Company does not allow the return of new or used vehicles, except where mandated by state law.

Revenue from parts and service is recognized at a point in time upon delivery of the parts to the customer or when the service is performed. Each automotive repair and maintenance service is a single performance obligation that includes both parts and labor. Payment for the service is typically due upon completion of the service, which is generally completed within a short period of time from contract inception. The transaction price is based on the parts used, the number of labor hours applied, and the hourly labor rate.

The transaction price for counter parts sales is determined at the time of sale and based on the quantity and price of each product purchased. Payment is typically due at time of sale, or within a short period following the sale. The Company allows for customer returns on sales of parts inventory up to 30 days after the sale. Most parts returns generally occur within one to two weeks from the time of sale, and are not significant.

Revenue from finance and insurance sales is recognized, net of estimated cancellations or charge-backs, at the time of the sale of the related vehicle. We arrange financing for customers through various financial institutions and receive a commission from the financial institution. We also receive commission from selling extended service contracts, maintenance programs, guaranteed auto protection, tire and wheel protection and theft protection products with both related and third party companies. The Company acts as an agent in these arrangements.

Sales taxes collected from customers and remitted to governmental authorities are accounted for on a net basis and therefore are excluded from revenues in the combined statements of income.

(p)	Recently Adopted Accounting Pronouncements

In March 2020, the FASB issued ASU 2020-4, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. This guidance provides temporary optional expedients to reduce the costs and complexity associated with the high volume of contractual modifications expected in the transition away from LIBOR as the benchmark rate in contracts. These optional expedients allow entities to negate many of the accounting impacts of modifying contracts necessitated by reference rate reform, allowing them to generally maintain the accounting as if a change had not occurred. This standard is effective as of March 12, 2020. The Company adopted this standard during 2020 and elected the practical expedients relative to the Company’s contracts that will

12	(Continued)

LARRY H. MILLER DEALERSHIPS

Notes to Combined Financial Statements

December 31, 2020 and 2019

be modified as a result of reference rate reform through December 31, 2022. The application of these practical expedients did not have a material impact on the Company’s business, financial position, results of operations, or disclosures in 2020 and the Company will continue to monitor the impact of this standard through 2022.

(q)	Legal Costs

The Company accrues a liability for loss contingencies related to litigation, claims, assessments, and other legal matters when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

(2)	Accounts Receivable, Net

Accounts receivable, net consisted of the following (in thousands):

	2020	2019
Contracts in transit	$108,612	116,091
Vehicle receivables	43,422	46,998
Manufacturer receivables	24,363	25,073
Trade receivables	30,318	26,480
Other	411	895

	207,126	215,537
Less allowance for doubtful accounts	(506)	(623)

	$206,620	214,914

Contracts in transit are receivables from various lenders for the financing of vehicles that the Company has arranged on behalf of the customer and are typically received within ten days of selling a vehicle. Vehicle receivables primarily represent amounts due from other franchised vehicle dealers and from vehicle wholesalers for vehicles sold on a wholesale basis. Manufacturer receivables include amounts due from manufacturers including holdbacks, rebates, incentives and warranty claims. Trade receivables comprise amounts due from customers and lenders for the commissions earned on financing and for commissions earned on service, GAP, and VTR contracts. Other accounts receivable primarily comprises trade receivables due from customers of the Company’s advertising and management companies and employee loans.

13	(Continued)

LARRY H. MILLER DEALERSHIPS

Notes to Combined Financial Statements

December 31, 2020 and 2019

(3)	Inventories

Inventories consisted of the following (in thousands):

	2020	2019
LIFO valued inventories:
New vehicles	$341,349	418,002
Excess of cost over LIFO valued inventories	(21,044)	(16,427)

Total LIFO valued inventories	320,305	401,575
New vehicles	176,651	253,281
Used vehicles	110,106	113,958
Program and rental vehicles	26,743	30,316
Parts, accessories and other	43,773	42,530

Total inventories	$677,578	841,660

New vehicle inventory cost is generally reduced by manufacturer holdbacks and incentives, while the related floorplan notes payable are reflective of the gross cost of the vehicle, as measured by manufacturer invoice. As of December 31, 2020 and 2019, the carrying value of new vehicle inventory had been reduced by $4.4 million and $5.2 million, respectively, for assistance received from manufacturers.

(4)	Property and Equipment, Net

Property and equipment, net consisted of the following (in thousands):

	2020	2019
Furniture, signs and fixtures	$38,611	36,694
Service and parts equipment	33,476	32,078
Company vehicles	6,293	6,537
Leasehold improvements	5,193	4,008
Construction in progress	482	642

	84,055	79,959
Less accumulated depreciation and amortization	(50,545)	(42,979)

	$33,510	36,980

Total depreciation and amortization for the years ended December 31, 2020 and 2019 was $8.8 million and $8.5 million, respectively.

14	(Continued)

LARRY H. MILLER DEALERSHIPS

Notes to Combined Financial Statements

December 31, 2020 and 2019

(5)	Goodwill and Franchise Value

The resulting changes to goodwill and franchise value are as follows (in thousands):

Goodwill
Balance as of December 31, 2018	$80,819
Acquisition	8,631
Impairment	(19,100)

Balance as of December 31, 2019	70,350
Acquisition	16,000

Balance as of December 31, 2020	$86,350

Franchise value
Balance as of December 31, 2018	$143,725
Acquisition	21,369
Impairment	(6,900)

Balance as of December 31, 2019	158,194
Acquisition	24,000
Disposition	(100)
Impairment	(7,400)

Balance as of December 31, 2020	$174,694

(6)	Floorplan Notes Payable

The Company currently has relationships with a number of banks and manufacturer affiliated finance companies. These companies provide new and used vehicle floorplan financing.

The floorplan notes payable bear interest, payable monthly on the outstanding balance, at a rate of interest that varies by provider. The vehicle floorplan notes are payable on demand and are typically paid upon the sale of the related vehicle. As such, these floorplan notes payable are shown as current liabilities in the accompanying combined balance sheets. Vehicles financed by lenders not directly associated with the manufacturer are classified as floorplan notes payable – nontrade and are included as a financing activity in the accompanying combined statements of cash flows. Vehicles financed by lenders directly associated with the manufacturer are classified as floorplan notes payable – trade and are included as an operating activity in the accompanying combined statements of cash flows.

The weighted average interest rate on the floorplan facilities was 1.48% and 3.09% at December 31, 2020 and 2019, respectively.

15	(Continued)

LARRY H. MILLER DEALERSHIPS

Notes to Combined Financial Statements

December 31, 2020 and 2019

Floorplan notes payable are generally guaranteed by each dealership that borrows from each bank or finance company. Floorplan notes payable are secured by new vehicle inventory, used vehicle and parts inventory, equipment, deposit accounts, contracts in transit, vehicle receivables and accounts receivable. The flooring agreements provide for events of default that include nonpayment, breach of covenants, a change of control and certain financial measurements. In the event of a default, the flooring agreements provide that the lenders may declare the entire principal balance immediately due, foreclose on collateral and increase the applicable interest rate to the revolving loan rate plus up to 4% per annum, among other remedies.

The Company maintains cash management deposit relationships with certain floorplan providers. As of December 31, 2020 and 2019, $211.0 million and $321.5 million, respectively, is on deposit in these cash management accounts, which is recorded as a reduction to the floorplan notes payable in the accompanying combined balance sheets.

(7)	Related Party Transactions

(a)	Note Payable to Owners

The Company held a note payable to owners. The amounts owed to, and the terms of the note payable to, owners are summarized in the following table (in thousands):

	2020	2019
Unsecured demand note to owners. Bears interest at a variable rate (2.49% at December 31, 2019)	$—	768

(b)	Due to Related Parties

The Company borrows various amounts from related parties. Interest expense recorded related to due to related parties was $1.4 million and $5.7 million for the years ended December 31, 2020 and 2019, respectively. The amounts owed to, and the terms of the borrowings from, these related parties are summarized in the following table (in thousands):

	2020	2019
Unsecured cash management demand borrowings to related parties. Bears interest at a variable rate (0.64% and 2.49% at December 31, 2020 and 2019, respectively)	$163,217	276,534

16	(Continued)

LARRY H. MILLER DEALERSHIPS

Notes to Combined Financial Statements

December 31, 2020 and 2019

(c)	Notes Payable to Related Parties

The Company holds notes payable to related parties. Interest expense recorded related to notes payable to related parties was $0.5 million and $0.7 million for the years ended December 31, 2020 and 2019, respectively. The amounts and terms of notes payable to related parties are summarized in the following table (in thousands):

	2020	2019
Unsecured demand note payable from a dealership to a minority shareholder. Bears interest at the dealership flooring rate (2.64% and 4.26% at December 31, 2020 and 2019, respectively)	$300	300
Unsecured demand note payable to Landcar Agency. Bears interest at a rate of 1.0% annum	4,032	12,032
Demand notes payable to Miller Management Company. Bears interest at a variable rate (1.44% and 2.99% at December 31, 2020 and 2019, respectively)	444	517
Notes payable from Miller Automotive Operations to Miller Management Company bears interest at variable rates (ranging from 2.13% and 4.78%, at December 31, 2020 and 2019)	9,182	13,092

Total notes payable to related parties	13,958	25,941
Less current portion	(8,709)	(17,275)

Noncurrent notes payable to related parties	$5,249	8,666

Future contractual maturities of the related party notes payable are as follows as of December 31, 2020 (in thousands):

Year ending December 31:
2021	$8,709
2022	3,260
2023	1,550
2024	295
2025	144

$13,958

17	(Continued)

LARRY H. MILLER DEALERSHIPS

Notes to Combined Financial Statements

December 31, 2020 and 2019

(d)	Incentive Bonus Plan

Certain of the general managers of dealerships owned by the Company participate in an incentive bonus plan. Under the terms of this arrangement, these general managers will pay an amount to the Company as determined by management. This amount paid represents the general manager buy-in to the performance of the dealership and enables the general manager to earn 10% of the earnings of the dealership based on a specified formula. These amounts paid to the Company do not increase or decrease in value and are payable to the general manager in the event of termination of their position with the Company. While the Company does not currently expect these amounts to be repaid in the year ending December 31, 2020, due to the nature of this liability, the Company has reflected the amount as a current obligation on the accompanying combined balance sheets. The amount owing to general managers participating in this incentive bonus plan was $19.4 million and $17.0 million at December 31, 2020 and 2019, respectively. Amounts earned by the general managers under this plan are included as a component of selling, general and administrative expenses in the accompanying combined statements of income and totaled $13.5 million and $8.4 million during the years ended December 31, 2020 and 2019, respectively.

(e)	Real Estate Leases with Affiliated Real Estate Companies

The Company leases the majority of its facilities under noncancelable operating leases from Miller Family Real Estate, Jordan Commons, and Larry H. Miller Corporation – Boise. These entities are all owned and controlled by the Miller Family. These leases expire between March 1, 2021 and December 31, 2034. These lease commitments are subject to escalation clauses of an amount equal to the change in the consumer price index.

The minimum future lease payments for noncancelable operating leases with related parties as of December 31, 2020 are as follows (in thousands):

Year ending December 31:
2021	$55,857
2022	47,383
2023	34,677
2024	27,685
2025	22,067
Thereafter	7,945

$195,614

Rental expense for these operating leases with related parties was $60.1 million and $57.5 million during the years ended December 31, 2020 and 2019, respectively. This amount is included as a component of selling, general and administrative expenses in the accompanying combined statements of income.

18	(Continued)

LARRY H. MILLER DEALERSHIPS

Notes to Combined Financial Statements

December 31, 2020 and 2019

(f)	Furniture, Fixture and Equipment Leases with Affiliated Real Estate Companies

The Company leases a portion of its furniture, fixtures and equipment under annual operating leases from Miller Family Real Estate. These leases renew annually unless terminated by either party with written notice delivered 30 days prior to the end of the current fiscal year.

Rental expense for all furniture, fixtures and equipment leases was $1.1 million and $1.6 million during the years ended December 31, 2020 and 2019, respectively. These amounts are included as a component of selling, general and administrative expenses in the accompanying combined statements of income. During the year ending December 31, 2021 the Company expects to make rental payments of $0.3 million.

(g)	Transactions with Affiliated Insurance and Service Contract Companies

The Company sells extended service, maintenance and vehicle theft reduction contracts for automobiles underwritten by Landcar Agency, Inc. (dba Total Care Auto), an affiliated entity owned and controlled by the Miller Family. During the years ended December 31, 2020 and 2019, respectively, the Company earned commissions of $89.8 million and $84.6 million selling service contracts, commissions of $8.6 million and $9.2 million selling guaranteed auto protection and commissions of $18.0 million and $15.2 million selling vehicle theft reduction products.

The Company sells vehicle protection warranty contracts and products for automobiles. These contracts are underwritten by Landcar Century, Inc. During the years ended December 31, 2020 and 2019, the Company earned commissions of $28.7 million and $28.2 million, respectively, selling these products.

(h)	Advertising Services

Saxton-Horne Advertising, an affiliate owned by the Miller Family, provided advertising services to the Company. The Company incurred expenses of $26.0 million and $20.5 million for these services during the years ended December 31, 2020 and 2019, respectively.

(i)	Management Services

The Company paid management services fees to Miller Management Company, Inc. (MMC), an affiliate management company owned by the Miller Family. During the years ended December 31, 2020 and 2019, the Company paid MMC $38.4 million and $3.0 million for the management services provided.

(j)	Owners Salary and Bonus

The Company paid management services fees to MMC, an affiliate management company owned by the Miller Family. During the year ended December 31, 2020, the Company did not pay any owner salary and bonus. During the year ended December 31, 2019 the Company paid an owner salary of $2.8 million and an owner bonus of $18.9 million, respectively.

19	(Continued)

LARRY H. MILLER DEALERSHIPS

Notes to Combined Financial Statements

December 31, 2020 and 2019

(8)	Commitments and Contingencies

(a)	Leases

The Company leases certain of their facilities under noncancelable operating leases with unrelated parties. These leases expire at various dates through February 1, 2029. Certain lease commitments contain fixed payment increases at predetermined intervals over the life of the lease, while other lease commitments are subject to escalation clauses of an amount equal to the change in the consumer price index. Lease expense is recognized on a straight-line basis over the life of the lease.

The minimum future lease payments under these operating leases as of December 31, 2020 are as follows (in thousands):

2021	$6,213
2022	6,181
2023	3,182
2024	2,223
2025	2,020
Thereafter	4,427

$24,246

Rental expense for all operating leases with unrelated parties was $6.4 million and $6.3 million during the years ended December 31, 2020 and 2019, respectively. This amount is included as a component of selling, general and administrative expenses in the accompanying combined statements of income.

(b) Other Liabilities

The Company has recorded a reserve of $28.0 million for estimated contractual obligations related to potential charge-backs for vehicle service contracts and other various insurance contracts that are terminated early by the customer. These amounts are included in other liabilities in the accompanying combined balance sheets. The Company estimates that the charge-backs will be paid out as follows (in thousands):

Year ending December 31:
2021	$16,400
2022	7,500
2023	2,900
2024	950
2025	200
Thereafter	50

$28,000

20	(Continued)

LARRY H. MILLER DEALERSHIPS

Notes to Combined Financial Statements

December 31, 2020 and 2019

(c)	Regulatory Compliance

The Company is subject to numerous state and federal regulations common in the automotive sector that cover retail transactions with customers and employment and trade practices. The Company does not anticipate that compliance with these regulations will have an adverse effect on their business, combined results of operations, financial condition or cash flows, although such outcome is possible given the nature of our operations and the legal and regulatory environment affecting our business.

(d)	Litigation

The Company is party to legal proceedings arising in the normal course of business. In the opinion of management, the resolution of legal proceedings arising in the normal course of business will not have a material adverse effect on their combined business, results of operations, financial condition, or cash flows.

(e)	Environmental Matters

The Company monitors for the presence of hazardous or toxic substances. Management is not aware of any environmental liability with respect to the Company that would have a material adverse effect on the Company’s combined business, assets, or results of operations; however, there can be no assurance that such a material environmental liability does not exist. The existence of any such environmental liability could have an adverse effect on the Company’s combined financial position, results of operations, or cash flows.

(f)	Self-Insurance

The Company partially self-insures against certain general liability claims. Specifically, the Company carries a $250,000 deductible on general liability claims. The Company carries aggregate stop-loss insurance that limits total losses at certain pre-defined levels. Additionally, the Company is subject to claims lag resulting from timing differences between the occurrence of a claim and the time that the claim is reported and paid. Accordingly, the Company has accrued $3.6 million and $4.4 million for losses incurred under these self-insured programs as of December 31, 2020 and 2019, respectively.

21	(Continued)

LARRY H. MILLER DEALERSHIPS

Notes to Combined Financial Statements

December 31, 2020 and 2019

(9)	Common Stock

The following table outlines the common stock of each of the entities included in these accompanying combined financial statements:

			(Shares not in thousands)
	Par value		Number of shares authorized	Shares issued/ outstanding	Shares held in treasury	Common Stock	Treasury	Ownership
Larry H. Miller American Toyota Albuquerque	$	no par	1,000	1,000	—	$10	—	100%
Larry H. Miller Casa Chevrolet		no par	1,000	1,000	—	—	—	100
Larry H. Miller Casa Chrysler Jeep		no par	1,000	1,000	—	—	—	100
Larry H. Miller Chevrolet Murray		no par	1,000	1,000	—	—	—	100
Larry H. Miller Chevrolet Provo		no par	1,000	1,000	—	—	—	100
Larry H. Miller Chrysler Jeep Avondale		no par	1,000	1,000	—	—	—	100
Larry H. Miller Chrysler Jeep Dodge Bountiful		no par	—	—	—	—	—	100
Larry H. Miller Chrysler Jeep Dodge Ram Albuquerque		no par	1,000	1,000	—	—	—	100
Larry H. Miller Chrysler Jeep Dodge Ram Boise		100	2,500	1,528	—	171	—	100
Larry H. Miller Chrysler Jeep Dodge Ram Provo		no par	1,000	1,000	—	—	—	100
Larry H. Miller Chrysler Jeep Dodge Ram Riverdale		no par	1,000	1,000	—	—	—	100
Larry H. Miller Chrysler Jeep Dodge Ram Sandy		no par	2,000	2,000	—	54	—	100
Larry H. Miller Chrysler Jeep Dodge Ram Surprise		no par	1,000	1,000	—	—	—	100
Larry H. Miller Chrysler Jeep Dodge Thornton		no par	1,000	1,000	—	—	—	100
Larry H. Miller Chrysler Jeep Tucson		no par	1,000	1,000	—	—	—	100
Larry H. Miller Collision Center Colorado Springs		no par	1,000	1,000	—	—	—	100
Larry H. Miller Collision Center Orem		no par	1,000	1,000	—	—	—	100
Larry H. Miller Colorado Chrysler Jeep		no par	1,000	1,000	—	—	—	100
Larry H. Miller Dodge Ram Avondale		no par	1,000	1,000	—	—	—	100
Larry H. Miller Dodge Ram Cherry Creek		no par	1,000	1,000	—	—	—	100
Larry H. Miller Dodge Ram Peoria		no par	1,000	1,000	—	10	—	100
Larry H. Miller Dodge Ram Tucson		no par	1,000	1,000	—	—	—	100
Larry H. Miller Fiat Tucson		no par	1,000	1,000	—	—	—	100
Larry H. Miller Fleet Lease		no par	1,000	1,000	—	10	—	100
Larry H. Miller Ford Lakew ood		no par	1,000	1,000	—	—	—	100
Larry H. Miller Ford Lincoln Provo		no par	1,000	1,000	—	—	—	100
Larry H. Miller Ford Lincoln Sandy		no par	1,000	1,000	—	—	—	100
Larry H. Miller Ford Mesa		no par	1,000	1,000	—	—	—	100
Larry H. Miller Ford Salt Lake City		no par	1,000	1,000	—	1	—	100
Larry H. Miller Honda Boise		no par	750,000	260,000	—	250	—	100
Larry H. Miller Honda Murray		1	50,000	10,000	—	10	—	100
Larry H. Miller Honda Spokane		no par	1,000	1,000	—	—	—	100
Larry H. Miller Hyundai Albuquerque		no par	10,000	1,000	—	1	—	100
Larry H. Miller Hyundai Peoria		no par	1,000	1,000	—	—	—	100
Larry H. Miller Lexus Murray/Lindon		no par	1,000	1,000	—	1	—	100
Larry H. Miller Lexus Spokane		no par	1,000	1,000	—	—	—	100

22	(Continued)

LARRY H. MILLER DEALERSHIPS

Notes to Combined Financial Statements

December 31, 2020 and 2019

		(Shares not in thousands)
	Par value	Number of shares authorized	Shares issued/ outstanding	Shares held in treasury	Common Stock	Treasury	Ownership
Larry H. Miller Liberty Toyota Colorado Springs	no par	1,000	1,000	—	$1	—	100%
Larry H. Miller Management	no par	—	—	—	—	—	100
Larry H. Miller Mercedes-Benz of Lindon	no par	1,000	1,000	—	950	—	100
Larry H. Miller Nissan Arapahoe	no par	1,000	1,000	—	—	—	100
Larry H. Miller Nissan Corona	no par	1,000	1,000	—	—	—	100
Larry H. Miller Nissan Denver	no par	1,000	1,000	—	—	—	100
Larry H. Miller Nissan Highlands Ranch	no par	1,000	1,000	—	1	—	100
Larry H. Miller Nissan Mesa	no par	1,000	1,000	—	1	—	100
Larry H. Miller Nissan San Bernadino	no par	1,000	1,000	—	—	—	100
Larry H. Miller Southw est Hyundai Albuquerque	no par	1,000	1,000	—	1	—	100
Larry H. Miller Subaru Boise	25	5,000	2,188	—	559	—	100
Larry H. Miller Toyota Albuquerque	no par	1,000	1,000	—	10	—	100
Larry H. Miller Toyota Boulder	no par	50,000	1,000	510	275	(1,894)	100
Larry H. Miller Toyota Colorado Springs	no par	1,000	1,000	—	1	—	100
Larry H. Miller Toyota Corona	no par	1,000	1,000	—	—	—	100
Larry H. Miller Toyota Lemon Grove	no par	1,000	1,000	—	—	—	100
Larry H. Miller Toyota Spokane	no par	1,000	1,000	—	—	—	100
Larry H. Miller Toyota Murray	no par	1,000	1,000	—	—	—	100
Larry H. Miller Toyota Scion Peoria	no par	10,000	1,000	—	—	—	100
Larry H. Miller Used Car Supermarket Boise	no par	1,000	1,000	—	—	—	100
Larry H. Miller Used Car Supermarket 90th	no par	1,000	1,000	—	—	—	100
Larry H. Miller Used Car Supermarket Orem	no par	1,000	1,000	—	—	—	100
Larry H. Miller Used Car Supermarket Sandy/Murray/Riverdale	no par	1,000	1,000	—	200	—	100
Larry H. Miller Volksw agen Avondale	no par	1,000	1,000	—	—	—	100
Larry H. Miller Volksw agen Lakew ood	no par	—	—	—	—	—	50
Larry H. Miller Volksw agen Tucson	no par	1,000	1,000	—	—	—	100

		930,500	329,716	510	$2,517	(1,894)

The minority ownership in one partnership is deemed by the Company to be immaterial and is, therefore, not separately stated in these accompanying combined financial statements.

(10)	Retirement Plan

The Company participates in the Larry H. Miller Employees’ Retirement Plan and Trust (the Plan), filed under Section 401(k) of the Internal Revenue Code. This plan covers eligible employees who complete one year of continuous service, work more than 1,000 hours, and have attained the age of 21. The Plan allows each participant to contribute up to 50% of the participant’s total annual salary, or the maximum amount allowed by the Internal Revenue Code, whichever is less.

The Company has agreed to match 50% of each participant’s contribution, up to 6% of each participant’s total annual salary, with a total salary limit of $0.29 million and $0.28 million for the years ended December 31, 2020 and 2019, respectively. Contributions are vested 20% each year based on each participant’s hire date with the Company. The Company has the right under the Plan to discontinue matching the salary deferral at any time or to terminate its participation in the Plan. In the event of the termination of the Plan, the net assets of the Plan are available for payment of benefits to the participants.

23	(Continued)

LARRY H. MILLER DEALERSHIPS

Notes to Combined Financial Statements

December 31, 2020 and 2019

The Company incurred expenses for matching contributions in the amount of $5.1 million during the years ended December 31, 2020 and 2019. Amounts payable to the Plan were $0.4 million and $0.8 million at December 31, 2020 and 2019, respectively.

(11)	Acquisitions and Dispositions

On February 3, 2020, the Company acquired a Chevrolet dealership and Chrysler Jeep dealership in Albuquerque, New Mexico. The purchase price of the acquisitions was $47.0 million, which was paid in cash. The primary purpose for the acquisitions was to increase the Company’s dealership presence in the New Mexico market and diversify the Company’s dealership mix.

On March 1, 2019, the Company acquired a Ford dealership in Mesa, Arizona. The purchase price of the acquisition was $40.2 million, which was paid in cash. The primary purpose for the acquisitions was to increase the Company’s dealership presence in the Arizona market and diversify the Company’s dealership mix.

The results of operations of the acquired stores have been included in the combined financial statements since the date of acquisition. The following table summarizes the consideration paid and estimated fair values of the assets acquired and liabilities assumed at the acquisition date (in thousands):

	2020	2019
Inventory	$21,723	38,386
Goodwill	16,000	8,631
Franchise value	24,000	21,369
Property and equipment	2,053	910
Trade payables and accrued liabilities	(706)	(872)
Floorplan note payable – nontrade	(16,096)	(28,178)

Total	$46,974	40,246

On October 20, 2020, the Company sold the assets of a Nissan dealership in San Bernardino, California. The Company received $1.2 million in cash for the sale of $1.2 million of assets, net of outstanding balances under the floorplan notes payable.

(12)	Subsequent Events

The Company has evaluated subsequent events through April 23, 2021, which is the date these combined financial statements were available to be issued.

On January 21, 2021, the Company sold the assets of a Nissan dealership in Corona, California. The Company received $1.0 million in cash for the sale of $1.0 million of assets, net of outstanding balances under the floorplan notes payable.

24